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                                                                     EXHIBIT 5.1

                                [WF&G LETTERHEAD]



February 28, 2002



Wright Medical Group, Inc.
5677 Airline Road
Arlington, TN  38002

Ladies and Gentlemen:

We have acted as counsel to Wright Medical Group, Inc., a corporation organized under the laws of the State of Delaware (the "Company"), in connection with the preparation of a Registration Statement on Form S-1 (Registration No. 333-81618) (as amended, the "Registration Statement") relating to the offer and sale by the Company of 3,000,000 shares (the "Company Shares") of voting common stock of the Company, par value $.0l per share (the "Common Stock") and the sale by selling stockholders of 3,000,000 shares of Common Stock (the "Selling Stockholders Shares") and the sale by each of the Company and a selling stockholder of up to an additional 450,000 shares of Common Stock (the "Option Shares") upon and subject to the exercise of the underwriters' over-allotment option.

We have examined copies of the Fourth Amended and Restated Certificate of Incorporation and Amended By-Laws of the Company, the Registration Statement, all resolutions adopted by the Company's Board of Directors, and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company, selling stockholders and public officials.

Based on the foregoing, we are of the opinion that:

1. the Company is duly organized and validly existing as a corporation in good standing under the laws of the State of Delaware;

2. when the Registration Statement has become effective under the Securities Act of 1933, as amended (the "Act"), the Company Shares, when duly issued, sold and paid for in accordance with the terms of the prospectus included as part of the Registration Statement, will be legally issued, fully paid and non-assessable; and


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Wright Medical Group, Inc.
February 28, 2002
Page 2

3. the Selling Stockholders Shares are legally issued, fully paid and non-assessable.

We are qualified to practice law in the State of New York and do not purport to be experts on, or to express any opinion herein concerning, any law other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus included as part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act.

Very truly yours,



/s/  WILLKIE FARR & GALLAGHER